Exhibit 99.1
HANMI FINANCIAL CORPORATION
CONTACT INFORMATION:
David Yang — (213) 637-4798
www.hanmibank.com
Hanmi Financial Corporation Announces Memorandum of Business Alliance with Woori Finance
Holdings Co. Ltd. (“Woori”) and Termination of the Securities Purchase Agreement with Woori
LOS ANGELES, June 15, 2011 (GLOBE NEWSWIRE) — Hanmi Financial Corporation (Nasdaq: HAFC), the parent company of its wholly-owned subsidiary Hanmi Bank, today announced that it has entered into a Memorandum of Business Alliance with Woori, which sets forth proposed business alliance programs between the parties. Pursuant to the memorandum, such programs may include:
•	mutual efforts to expand the parties’ international trade finance businesses

•	mutual efforts to create a correspondent banking relationship for international remittances

•	exploring ways to provide services to each other’s VIP customers

•	providing mutual support and assistance in benchmarking studies related to best practices

•	cooperation and communication in connection with personnel training

•	sharing of industry and economic information, and information regarding potential capital investments in Hanmi (when legally permitted)

•	potential business activities between the companies’ respective subsidiaries
Hanmi President and CEO J.S. Yoo stated, “We are quite pleased that we will be able to engage in a collaborative relationship with Woori. The business alliance between Hanmi and Woori, which is one of Korea’s largest financial institutions, should benefit both parties in our mutual efforts to expand our ongoing business relationship. It should also help us to build value for our shareholders through access to Woori’s substantial resources.”
Hanmi also announced today that the Securities Purchase Agreement, dated May 25, 2010, as amended, between the Company and Woori has been terminated by mutual agreement of the parties. Under the Securities Purchase Agreement, Woori had agreed to purchase a majority stake in Hanmi, subject to regulatory approvals.
About Hanmi Financial Corporation
Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.
Forward-Looking Statements
This news release contains forward-looking statements for which the company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The Company’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.